                                                                     EXHIBIT 4.7

                               [TODCO LETTERHEAD]

_____________, 2004

[INSERT NAME]
[INSERT ADDRESS]

Dear ____________:

Effective as of ___________ (the "Award Date"), TODCO (the "Company") hereby grants to you a nonqualified option ("Option") to purchase __________ shares of Class A Common Stock of the Company ("Common Stock") in accordance with the TODCO Long-Term Incentive Plan (the "Plan"). Your award is more fully described in the attached Appendix A, Terms and Conditions of Nonqualified Stock Option Award.

The price at which you may purchase the shares of Common Stock covered by the Option is _______ per share ("Exercise Price"). Unless otherwise provided in the attached Appendix A, your Option will expire on ________________ ("Expiration Date"), and will become exercisable in installments as follows (the "Schedule"):

PERIOD BEGINNING                       NUMBER OF SHARES PURCHASABLE
-------------------------------------------------------------------
______________, 2004
______________, 2005
______________, 2006

You must be in continuous employment with the Company or its Subsidiary (as defined in the Plan) from the Award Date through each date on which your Option becomes exercisable in order for your Option to become exercisable on such date.

Your award is subject to the terms and conditions set forth in the enclosed Plan, any additional terms and conditions set forth in the attached Appendix A and the Prospectus for the Plan, and any rules and regulations adopted by the Executive Compensation Committee of the Company's Board of Directors.

This award letter and the attachments contain the formal terms and conditions of your award and accordingly should be retained in your files for future reference.

Very truly yours,

Jan Rask
President and Chief Executive Officer

Enclosures

                                   APPENDIX A
                                 TO AWARD LETTER
                                      DATED
                               [_________________]

                             TERMS AND CONDITIONS OF
                    EMPLOYEE NONQUALIFIED STOCK OPTION AWARD

The nonqualified stock option (the "Option") granted to you by TODCO (the "Company") to purchase Class A Common Stock of the Company ("Common Stock") is subject to the terms and conditions set forth in the TODCO Long-Term Incentive Plan (the "Plan"), any rules and regulations adopted by the Executive Compensation Committee of the Company's Board of Directors (the "Committee"), any additional terms and conditions set forth in this Appendix A which forms a part of the attached award letter to you (the "Award Letter") and the enclosed Prospectus for the Plan. Any terms used in this Appendix A and not defined in the Award Letter or this Appendix A have the meanings set forth in the Plan. In the event there is an inconsistency between the terms of the Plan and this Appendix A, the terms of the Plan will control.

1.       EXERCISE PRICE

         You may purchase the Shares of Common Stock covered by the Option for the Exercise Price stated in your Award Letter.

2.       TERM OF OPTION

         Your Option expires on the Expiration Date stated in your Award Letter. However, your Option will terminate prior to the Expiration Date as provided in paragraph 6 of this Appendix A upon the occurrence of one of the events described in that paragraph. Regardless of the provisions of paragraph 6, in no event can your Option be exercised after the Expiration Date, except that an Option which is outstanding on the date of your death shall remain outstanding and exercisable until the later of (i) one year after your death, or (ii) the Expiration Date.

3.       EARN-OUT OF OPTION

         (a) Unless it becomes exercisable on an earlier date as provided in paragraphs 6 and 7 below, your Option will become exercisable in installments as set forth in the Schedule in your Award Letter.

         (b) The number of shares covered by each installment will be in addition to the number of shares which previously became exercisable.

         (c) To the extent your Option has become exercisable, you may exercise the Option as to all or any part of the shares covered by the Option, at any time on or before the date the Option expires or terminates.

4.       EXERCISE OF OPTION

         Subject to the limitations set forth in this Appendix A and in the Plan, your Option may be exercised by written notice provided to the Company as set forth below. Such written notice shall (a) state the number of shares of Common Stock with respect to which your Option is being exercised and (b) be accompanied by a wire transfer, cashier's check, cash or money order payable to TODCO in the full amount of the Exercise Price for any shares of Common Stock being acquired and any appropriate withholding taxes (as provided in paragraph 8 of this Appendix), or by other consideration in the form and manner approved by the Committee pursuant to paragraphs 5 and 8 of this Appendix. If any law or regulation requires the Company to take any action with respect to the shares specified in such notice, the time for delivery thereof, which would otherwise be as promptly as possible, shall be postponed for the period of time necessary to take such action. You shall have no rights of a shareholder with respect to shares of Common Stock subject to your Option unless and until such time as your Option has been exercised and ownership of such shares of Common Stock has been transferred to you.

5.       SATISFACTION OF EXERCISE PRICE

         (a) PAYMENT OF CASH OR COMMON STOCK. Your Option may be exercised by payment in cash (including check, bank draft, money order or wire transfer payable to the Company), in Common Stock, in a combination of cash and Common Stock or in such other manner as the Committee in its discretion may provide.

         (b) PAYMENT OF COMMON STOCK. The fair market value of any shares of Common Stock tendered as all or part of the Exercise Price shall be the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange Composite Tape for the date of exercise. The certificates evidencing shares of Common Stock tendered must be duly endorsed or accompanied by appropriate stock powers. Only stock certificates issued solely in your name may be tendered in exercise of your Option. Fractional shares may not be tendered in satisfaction of the Exercise Price; any portion of the Exercise Price which is in excess of the aggregate fair market value of the number of whole shares tendered must be paid in cash. If a certificate tendered in exercise of the Option evidences more shares than are required pursuant to the immediately preceding sentence for satisfaction of the portion of the Exercise Price being paid in Common Stock, an appropriate replacement certificate will be issued to you for the number of excess shares.

6.       TERMINATION OF EMPLOYMENT

         (a) GENERAL. The following rules apply to your Option in the event of your death, disability, retirement, or other termination of employment.

                  (i) TERMINATION OF EMPLOYMENT. If your employment terminates for any reason other than death, disability, retirement, or for the convenience of the Company (as those terms are used below), your Option will terminate 60 days after termination of your employment. Following the termination of your employment, no additional portions of your Option will become exercisable, and your Option will be limited to the number of shares of Common Stock which you were entitled to purchase under the Option on the date of the termination of your employment.

                  (ii) RETIREMENT. If your employment terminates by reason of retirement (under a retirement program of the Company or one of its subsidiaries or otherwise as determined by the Committee), your Option will terminate three years after the date of your retirement. Following your retirement, no additional portions of your Option will become exercisable, and your Option will be limited to the number of shares of Common Stock which you were entitled to purchase under the Option on the date of your retirement.

                  (iii) DEATH OR DISABILITY. If your employment terminates by reason of death or disability (as determined by the Committee), your Option will become fully exercisable, and will remain exercisable until the Expiration Date.

                  (iv) CONVENIENCE OF THE COMPANY. If your employment is terminated for the convenience of the Company (as determined by the Committee) or if you retire for the convenience of the Company (as determined by the Committee), your Option will become fully exercisable and will remain exercisable until the Expiration Date.

                  (v) ADJUSTMENTS BY THE COMMITTEE. The Committee may, in its sole discretion, exercised before or after your termination of employment, declare all or any portion of your Option immediately exercisable and/or permit all or any part of your Option to remain exercisable for such period designated by it after the time when the Option would have otherwise terminated as provided in the applicable portion of this paragraph 6(a), but not beyond the Expiration Date of your Option.

         (b) COMMITTEE DETERMINATIONS. The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment, and its determination shall be final, conclusive and binding upon you.

7.       CHANGE IN CONTROL

         Notwithstanding the provisions of paragraphs 3 and 6, upon the occurrence of a Change in Control (as defined in the Plan), your Option will immediately become fully exercisable and will remain exercisable until the Expiration Date.

8.       TAX CONSEQUENCES AND WITHHOLDING

         (a) You should consult the TODCO Long-Term Incentive Plan Prospectus for a general summary of the federal income tax consequences of your Option based on currently applicable provisions of the Internal Revenue Code (the "Code") and related regulations. The summary does not discuss state and local tax laws, which may differ from the federal tax law. For these reasons, you are urged to consult your own tax advisor regarding the application of the tax laws to your particular situation.

         (b) The Option is not intended to be an "incentive stock option," as defined in Section 422 of the Code.

         (c) You must make arrangements satisfactory to the Company to satisfy any applicable federal, state or local withholding tax liability arising from the grant or exercise of your Option. You can either make a cash payment to the Company of the required amount or you can elect to satisfy your withholding obligation by having the Company retain shares of Common Stock having a value equal to the amount of your withholding obligation from the shares otherwise deliverable to you upon the exercise of your Option. You may not elect to have the Company withhold shares of Common Stock having a value in excess of the minimum statutory withholding tax liability. If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.

9.       RESTRICTIONS ON RESALE

         There are no restrictions imposed by the Plan on the resale of shares of Common Stock acquired under the Plan. However, under the provisions of the Securities Act of 1933 (the "Securities Act") and the rules and regulations of the Securities and Exchange Commission (the "SEC"), resales of shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be "affiliates" of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act. At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates. There are no restrictions imposed by the SEC on the resale of shares acquired under the Plan by persons who are not affiliates of the Company.

10.      EFFECT ON OTHER BENEFITS

         Income recognized by you as a result of exercise of the Option will not be included in the formula for calculating benefits under any of the Company's retirement and disability plans or any other benefit plans.

If you have any questions regarding your Option or would like to obtain additional information about the Plan or the Committee, please contact the Company's General Counsel, TODCO, 2000 W. Sam Houston Parkway South, Suite 800, Houston, Texas 77042 (telephone (713) 278-6000). Your Award Letter and this Appendix A contain the formal terms and conditions of your award and accordingly should be retained in your files for future reference.